EXHIBIT 10.2

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to License Agreement (“First Amendment”), is entered on January 5, 2017, by and among RAW ENERGY MATERIALS, CORP., a Florida corporation (“Licensor” or “Raw Energy”) and ROCKSTAR ACQUISITIONS, LLC, a Florida limited liability company, (“Licensee” or “Rockstar Acquisitions”). [Each is a “Party” and together are the “Parties.” All initially capitalized terms used in this First Amendment shall have the same meanings ascribed to them in the License Agreement.]

RECITALS

A.

Raw Energy, as Licensor, and Rockstar Acquisitions, as Licensee, entered into that certain License Agreement having an effective date of December 11, 2016 (“License Agreement”).  Raw Materials Corp, a Florida corporation (“Raw Materials”), joined in and consented in writing to certain terms and provisions in the License Agreement that applied to Raw Materials.

B.

Licensee has requested Licensor to expand the Licensed Territory under the License Agreement and Licensor is agreeable to do so, subject to the terms and conditions stated below.

In consideration of the mutual promises and covenants set forth in this First Amendment and other good and valuable consideration, the receipt and sufficiency of such consideration are acknowledged, the Parties agree to the following terms and conditions.

Notwithstanding anything to the contrary in the License Agreement, the following terms and conditions shall immediately apply and govern the Parties:

1.

Raw Energy, no later than February 6, 2017, shall transfer and assign all of its rights, title, interests, duties, responsibilities, privileges, benefits and obligations, as “Licensor” under the License Agreement, to a Don Smith owned and controlled legal entity who shall totally accept that transfer and assignment in all respects, by an assignment to be executed by those two legal entities.  Upon full execution of that assignment, (a) the term “Licensor” under the Licensee Agreement and the First Amendment shall only mean and refer to that particular Don Smith owned and controlled legal entity specifically named as the assignee in that assignment and (b) Raw Energy will then be totally relieved of all liabilities, responsibilities, duties, obligations and performance under the Licensee Agreement and the First Amendment.

2.

Licensee, as partial consideration for Licensor’s agreement to expand the Licensed Territory under the License Agreement, shall pay the amount of $500,000 to Licensor on January 6, 2017, by wire transfer, as a fully non-refundable fee for the Option (defined below).  Upon Licensor’s receipt of the Option fee, The Licensed Territory shall mean the state of Florida, the Caribbean Islands (excluding Cuba), and Peru (collectively the “Initial Licensed Territory”), together with the continental United States, subject to the terms and conditions contained in the License Agreement, as modified by the First Amendment.

3.

Licensee shall have until July 1, 2018 to commence its business operations for the sale of the Licensed Products in the Licensed Territory (“Option”).  For purposes of this First Amendment, “commencement of Licensee’s business operations” shall mean that Licensee, at its own expense, will have sufficient production capabilities in effect to supply Licensed Products within a 750 mile radius (“Zone”) in the Licensed Territory, by the full-time and continuous operation, and in strict compliance with all applicable laws and regulations, of (a) a manufacturing plant (“Plant”) within the Zone that produces the Licensed Products for sale within the Zone or (b) a distribution/warehouse center (“Center”) within the Zone so that Licensee can timely ship and deliver, from the Center, complete customer orders of finished Licensed Products within the Zone no later than 3 business days after Licensee’s date of receipt of a purchase order from a customer of Licensee in that Zone.  For purposes of this First Amendment, “production capabilities” shall include either a Plant or Center within a Zone, plus all capital, inventory of raw materials and other components, labeling and packaging, staffing, machinery and equipment, in sufficient size and quantity equal to or more than what a best business practice in that industry possess, to manufacture (in the case of a Plant) or distribute (in the case of a Center) a sufficient quantity of finished Licensed Products to meet its customer orders in that Zone and which meet or exceed all applicable laws, regulations and quality control standards.  If Licensee does not commence its business operations within a Zone, as more fully described above, by July 1, 2018, then the non-Zoned territories within the Licensed Territory shall automatically be excluded and removed from the Licensed Territory on that date, but the non-Zoned territories would then be subject to Licensee’s right of first refusal as described in paragraph 2 of the License Agreement.

4.

Licensor shall be entitled to receive four percent (4%) of the total gross sales of Licensee’s business operations within a Zone, for so long as Licensee sells the Licensed Products within that Zone.  Licensee shall pay these payments to Licensor no later than thirty (30) calendar days following the end of each calendar quarter of Licensee’s business operations.

5.

The First Amendment shall be binding upon and shall inure to the benefit of the legal representatives, successors and assigns of Licensor and the legal representatives, successors and permitted assigns of Licensee.  Except as modified by the First Amendment, the License Agreement remains in full force and effect.  In the event of any conflict between this First Amendment and the License Agreement, the former shall control.

LICENSOR:

RAW ENERGY MATERIALS, CORP. a Florida corporation

By: /s/ Donald R. Smith

Name:

Donald R. Smith

Title:

President

LICENSEE:

ROCKSTAR ACQUISITIONS, LLC, a Florida limited liability company

By: /s/ Edward A. Cespedes

Name:

Edward A. Cespedes

Title:

Managing Member

By: /s/ Vincent L. Celentano

Name:

Vincent L. Celentano

Title:

Managing Member

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